UNITED STATES BANKRUPTCY COURT
SOUTHERN DISTRICT OF NEW YORK
- -----------------------------------x
                                   : Chapter 11
In re:                             :
                                   : Case Nos. 94 B 41125(BRL)
MARYLAND CABLE HOLDINGS CORP. AND  :           94 B 41126
MARYLAND CABLE CORP.,              :
                                   : (Jointly Administered)
                                   :
                    Debtors.       :
- -----------------------------------x


      ORDER CONFIRMING DEBTORS' FIRST AMENDED CONSOLIDATED PREPACKAGED PLAN OF REORGANIZATION UNDER
        CHAPTER 11 OF THE UNITED STATES BANKRUPTCY CODE
          Maryland Cable Holdings Corp. ("Holdings"), debtor and debtor-in-possession, and Maryland Cable Corp. ("Maryland
Cable"), debtor and debtor-in-possession (jointly, the
"Debtors"), having filed their Consolidated Prepackaged Plan of Reorganization dated February 10, 1994 (the "Plan") and
Disclosure Statement Relating to (i) Participation in Exchange Agreement and (ii) Solicitation of Votes Respecting the Plan
dated February 10, 1994 (the "Disclosure Statement") with the Bankruptcy Court (the "Court") pursuant to Section 1121 of
Chapter 11 of Title 11, United States Code, 11 U.S.C. Sections 101 et seq. (the "Bankruptcy Code"); and the Debtors having solicited votes on the Plan by transmitting copies of the Disclosure Statement (including the Plan) and a ballot to (i) the Lenders,
(ii) the Discount Note Holders, and (iii) ML Opportunity; and
such ballots having fixed February 28, 1994 at 12:00 noon as the time and date by which all ballots were to have been received by the Debtors in order to be counted as acceptances or rejections of the Plan; and the acceptances and rejections of the Plan of those holders of Claims that voted having been duly received and tabulated; and a Certification of Ballots Accepting or Rejecting the Plan prepared by Proskauer Rose Goetz & Mendelsohn having been filed with this Court; and an order having been entered on March 31, 1994 (the "Scheduling Order"), which, among other things, (i) scheduled a hearing on the adequacy of information contained in the Disclosure Statement pursuant to Section 1125 of the Bankruptcy Code, and (ii) scheduled a hearing (the "Confirmation Hearing") to consider Confirmation of the Plan, as it may be amended or modified, and the procedures relating
thereto for immediately after the Disclosure Statement hearing pursuant to Sections 1128 and 1129 of the Bankruptcy Code; and
due notice of the Confirmation Hearing and the date by which objections must be filed having been given in accordance with the terms of the Scheduling Order; and this Court having found on May 2, 1994, that (i) the Debtors' Disclosure Statement
contains "adequate information" pursuant to Section 1125 of the Bankruptcy Code, (ii) the procedures utilized in soliciting acceptances or rejections of the Plan were accomplished in a proper and fair manner in accordance with Section 1126(b) of the Bankruptcy Code and Rule 3018 of the Federal Rules of Bankruptcy Procedure, and (iii) the Debtors solicited votes respecting the Plan in good faith and in compliance with the applicable provisions of Chapter 11 of the Bankruptcy Code, pursuant to
Section 1125(e) of the Bankruptcy Code; and the Debtors having filed an application seeking entry of an order approving certain non-material modifications to the Plan on April 28, 1994; and an order having been entered on May 2, 1994, approving certain non-material modifications to the Plan (the "Amended Plan"); and the Confirmation Hearing having been held before this Court on May
2, 1994; and no objections having been received to Confirmation of the Amended Plan; and upon the entire record of the Debtors' Chapter 11 cases and the testimony of Ms. Elizabeth McNey Yates, the Debtors' Vice President, at the Confirmation Hearing; and
after due deliberation; and sufficient cause appearing therefor;
and
          IT HAVING BEEN FOUND AND DETERMINED by this Court,
that:
          A. Jurisdiction. This Court has jurisdiction over these Reorganization Cases pursuant to 28 U.S.C. Section 1334. Confirmation of the Amended Plan and the granting of all relief herein related thereto is a "core proceeding" pursuant to 28
U.S.C. Section 157(b)(2) and this Court has jurisdiction to enter this Final Order with respect thereto.
          B.   Notice and Solicitation.
          (1)  On April 5, 1994, the Debtors mailed to all
parties in interest a notice advising them of the time and place of the Confirmation Hearing and the procedure for objecting to the Plan, as it may be amended or modified.
          (2)  Any party in interest required to receive notice
of the Confirmation Hearing has received due, proper and
adequate notice thereof. All parties in interest had the opportunity to appear and be heard at the Confirmation Hearing.
          C. Reasonable Classification of Claims (Section 1122(a)). The classification of Claims and Equity Interests in Articles IV and V of the Amended Plan places Claims or Equity Interests in a particular Class where such Claim or Equity
Interest is substantially similar to the other Claims or Equity Interests of such Class, and therefore the Amended Plan satisfies the requirements of Section 1122(a) of the Bankruptcy
Code.
          D.   Designation of Classes (Section 1123(a)(1)).
Article II of the Amended Plan designates all Classes of Claims in accordance with the requirements of Section 1123(a)(1) of the
Bankruptcy Code.
          E.   Specific Unimpaired Classes (Section 1123(a)(2)).
Article IV of the Amended Plan specifies those Classes of Claims which are not impaired under the Amended Plan in accordance with the requirements of Section 1123(a)(2).
          F. Specification of Treatment of Impaired Classes (Section 1123(a)(3)). Article V of the Amended Plan specifies the Classes of Claims and Equity Interests which are impaired and the treatment of each such Class, and therefore the Amended Plan satisfies the requirements of Section 1123(a)(3).
          G.   No Discrimination (Section 1123(a)(4)).  The
Amended Plan provides the same treatment for each Claim or
Equity Interest in a particular Class and therefore the Amended Plan satisfies the requirements of Section 1123(a)(4) of the Bankruptcy Code.
          H. Implementation of the Amended Plan (Section 1123(a)(5)). Article VI of the Amended Plan provides adequate means for implementing the Amended Plan, and therefore the
Amended Plan satisfies the requirements of Section 1123(a)(5) of the Bankruptcy Code.
          I.   Equity Securities (Section 1123(a)(6)).  The
Amended Plan satisfies the requirements of Section 1123(a)(6) of the Bankruptcy Code since (i) neither Holdings, pursuant to
Section 6.2(d) of the Amended Plan, the NewCo General Partner or HoldingCo is authorized to issue nonvoting equity securities or provides for several classes of securities possessing voting power, (ii) NewCo is not a corporation, and (iii) no other corporation referred to in Sections 1123(a)(5)(B) or
1123(a)(5)(C) are authorized to issue any equity securities
under the terms of the Amended Plan.
          J. Selection of Officers and Directors (Section 1123(a)(7)). The Amended Plan provides for NewCo, the NewCo General Partner, and HoldingCo to appoint their respective officers and directors, in a manner that is consistent with the interests of creditors and equity security holders and with public policy and therefore the Amended Plan satisfies the requirements of Section 1123(a)(7) of the Bankruptcy Code.
          K.   The Amended Plan Complies with the Bankruptcy
Code (Section 1129(a)(1)). The Amended Plan complies with all applicable provisions of the Bankruptcy Code and, as required pursuant to Rule 3016(b) of the Federal Rules of Bankruptcy Procedure, is dated and identifies the Debtors as the proponents of the Amended Plan, and therefore the Amended Plan satisfies the requirements of Section 1129(a)(1) of the Bankruptcy Code.
          L.   The Debtors have Complied with the Provisions of
the Bankruptcy Code (Section 1129(a)(2)). The Debtors, as proponents of the Amended Plan, have complied with the applicable provisions of the Bankruptcy Code and therefore the Debtors have satisfied the requirements of Section 1129(a)(2) of the Bankruptcy Code.
          M. Amended Plan Proposed in Good Faith (Section 1129(a)(3)). The Amended Plan has been proposed in good faith and not by any means forbidden by law and therefore, the Amended Plan satisfies the requirements of Section 1129(a)(3) of the Bankruptcy Code.
          N.   Payments of Costs and Expenses (Section
1129(a)(4)).  Any payment made or to be made by the Debtors, or by a person issuing securities or acquiring property under the Amended Plan, for services or for costs and expenses in or in connection with the Debtors' Chapter 11 cases, or in connection with the Amended Plan and incident to the cases, has been approved by, or is subject to the approval of the Court in accordance with Section 1129(a)(4) of the Bankruptcy Code.
          O. Disclosure of Identities of Insiders (Section 1129(a)(5)). The Debtors have disclosed the identity of their successor, NewCo, the NewCo General Partner, and HoldingCo, and
the creation of such entities is consistent with the interests of creditors and equity security holders and with public policy. The Debtors or NewCo will disclose the identity, affiliation and compensation of the officers and directors of NewCo, the NewCo General Partner and/or HoldingCo. after their appointment and therefore the Amended Plan satisfies the requirements of Section 1129(a)(5) of the Bankruptcy Code.
          P. No Rate Change (Section 1129(a)(6)). Section 1129(a)(6) is inapplicable to the Amended Plan since the Amended Plan has not impaired the rights of any governmental regulatory commission with jurisdiction over the Debtors with respect to rate changes which may be imposed on the Debtors or NewCo after
Confirmation.
          Q. Best Interests of Creditors (Section 1129(a)(7)). With respect to each impaired Class of Claims and Equity
Interests, (i) each holder of a Claim or Equity Interest of such Class has accepted the Amended Plan, or will receive or retain under the Amended Plan on account of such Claim or Equity
Interest property of a value, as of the Effective Date of the Amended Plan, that is not less than the amount that such holder would so receive or retain if the Debtors were liquidated under Chapter 7 of the Bankruptcy Code on such date, and (ii) there are no holders of Allowed Secured Claims who are entitled to make elections under Section 1111(b)(2) of the Bankruptcy Code and therefore the Amended Plan satisfies the requirements of
Section 1129(a)(7) of the Bankruptcy Code.
          R. Plan Acceptance (Section 1129(a)(8)). Ballots accepting the Plan have been timely received from the holders of Claims in Classes 4 and 5. Holders of Allowed Claims in Classes
1, 2B and 3 are unimpaired within the meaning of Section 1124 of the Bankruptcy Code and are conclusively presumed to have accepted the Amended Plan under Section 1126(f) of the
Bankruptcy Code such that solicitation of acceptances or
rejections with respect to such Classes is not required pursuant to Section 1129(a)(8) of the Bankruptcy Code. Ballots accepting the Amended Plan have been received from Class 2A prior to Confirmation. Accordingly, the Amended Plan satisfies the requirements of Section 1129(a)(8) of the Bankruptcy Code. The Amended Plan provides for no distributions to Classes 6A and 6B and therefore, Classes 6A and 6B are deemed to have rejected the
Amended Plan.
          S.   Amended Plan Treatment of Administrative Claims
and Tax Claims (Section 1129(a)(9)). The Amended Plan satisfies the requirements of Section 1129(a)(9) of the Bankruptcy Code since, except to the extent that the holder of a particular
Claim has agreed to a different treatment of such Claim, the Amended Plan provides that:
               (1)  With respect to a Claim of a kind specified
in Sections 507(a)(1) or (2) of the Bankruptcy Code, (a) as soon as practicable after the Effective Date or upon order of this
Court or (b) upon such other terms as may exist in accordance with the ordinary course of business of the Debtors or (c) as may be agreed upon between any holder of such Administrative
Claim and the Debtors, the holder of such Claim will receive on account of such Claim Cash equal to the allowed amount of such Claim.
               (2)  Section 1129(a)(9)(B) of the Bankruptcy Code
is inapplicable since there are no Claims of the kind specified in Section 507(a)(5) and the Debtors have satisfied Claims of the kind specified in Sections 507(a)(3), (4), and (6) pursuant to orders of this Court dated March 10, 1994.
               (3)  With respect to a Claim of a kind specified
in Section 507(a)(7) of the Bankruptcy Code, the holder of such Claim will receive an account of such Claim either Cash, on the Effective Date or deferred Cash payments, over a period not exceeding six years after the date of assessment of such Claim, of a value, as of the Effective Date of the Amended Plan, equal to the allowed amount of such Claim.
          T. At Least One Impaired Class Accepted the Amended Plan (Section 1129(a)(10)). At least one Class of Claims that is impaired under the Amended Plan has accepted the Amended
Plan, determined without including any acceptance of the Amended Plan by any insider holding a Claim in such Class, and therefore the Amended Plan satisfies the requirements of Section
1129(a)(10) of the Bankruptcy Code.
          U.   Feasibility (Section 1129(a)(11)).  Confirmation
of the Plan is not likely to be followed by the liquidation, or the need for further financial reorganization, of NewCo and therefore, the Amended Plan satisfies the requirements of
Section 1129(a)(11) of the Bankruptcy Code.
          V. Fees (Section 1129(a)(12)). The Debtors have or will pay all amounts due under 28 U.S.C. Section 1930 and therefore the Amended Plan satisfies the requirements of Section
1129(a)(12) of the Bankruptcy Code.
          W. Retiree Benefits (Section 1129(a)(13)). Section 1129(a)(13) is inapplicable to the Amended Plan since the
Debtors are not obligated to provide retiree benefits, as that term is defined in Section 1114 of the Bankruptcy Code.
          X.   Cramdown (Section 1129(b)).  The Amended Plan
does not discriminate unfairly, and is fair and equitable, with respect to Classes 6A and 6B since no holder of an Equity
Interest junior to the Equity Interests of such Classes will receive or retain under the Amended Plan any payment on account of such junior Equity Interest, and therefore the Amended Plan may be confirmed pursuant to Section 1129(b) of the Bankruptcy
Code.
          Y.   No Other Plan (Section 1129(c)).  No other plan
has been filed with respect to the Debtors' Chapter 11 cases.
          Z.   Avoidance of Taxes (Section 1129(d)).  No party
in interest that is a governmental unit has requested that the Amended Plan not be confirmed on the grounds that the principal purpose of the Amended Plan is the avoidance of taxes or the avoidance of the application of Section 5 of the Securities Act of 1933 and therefore the Amended Plan satisfies the
requirements of Section 1129(d) of the Bankruptcy Code.
          AA.  Releases.  The release provisions set forth in
Section 6.9 of the Amended Plan:
               (1)  are within the jurisdiction of this Court
under 28 U.S.C. Sections 1334(a), (b) and (d);
               (2)  are each an essential means of implementing
the Amended Plan pursuant to Section 1123(a)(5) of the
Bankruptcy Code;
               (3) are integral elements of the settlements and compromises incorporated in the Amended Plan;
               (4) confer material benefits on, are thus are in the best interests of, the Debtors' Estates; and
               (5)  are consistent with and permitted pursuant
to Sections 105, 524, 1129 and all other applicable provisions of the Bankruptcy Code.
          BB.  Debtors' Duties.  The Debtors have completed all
of their obligations and duties with respect to their Estates pursuant to Section 1107 of the Bankruptcy Code.
          THEREFORE, NOW, upon the motion of the Debtors and
after due deliberation, the Court hereby ORDERS, ADJUDGES AND
DECREES THAT:
          1.   Confirmation.  The Amended Plan shall be, and
hereby is, confirmed, having met the requirements of Section
1129 of the Bankruptcy Code.
          2.   Record Date.  Pursuant to Rule 3021 of the
Federal Rules of Bankruptcy Procedure, the record date for the purpose of determining the Discount Note Holders entitled to distributions under the Amended Plan shall be the Effective
Date, and the record date for the purpose of determining holders of Claims in Classes 1, 2A, 2B, 3 and 5 entitled to
distributions under the Amended Plan shall be the date on which distributions to each such Class are respectively made or commenced.
          3. Allowed Secured Claims of the Lenders. Upon the Effective Date, and if the New Credit Agreement has become effective in accordance with its terms (including the satisfaction or waiver of all conditions precedent thereto), the Allowed Secured Claims of the Lenders shall be as follows:
     a.   Principal:
          1.   Declining Term Advances       $67,775,780.86
          2.   Term Advances                  14,523,381.43
          3.   Total of all Advances         $82,299,162.29
     b.   Interest:
          Interest on the Advances at the applicable default rates under the Amended Credit Agreement from the period beginning on March 5, 1994 through the Effective Date.
     c.   Agency Fee:
          Agency fee in the amount of $100,000 payable on November 1, 1993 to Citibank, N.A.
     d.   Attorneys' Fees and Expenses:
          Reasonable fees and expenses of Sidley & Austin, as attorneys for the Collateral Agent and the Agent (as defined in the New Credit Agreement), payable pursuant to Section 8.04 of the Amended Credit Agreement.
     e.   Other Obligations:
          All other Obligations (as defined in the Amended
          Credit Agreement) owing to the Collateral Agent and the Lenders on the Effective Date; provided, however, the amount of all such Obligations must be approved by the Debtors, NewCo, ML Opportunity, holders of at least a majority in principal amount of the Discount Notes and Citibank, N.A., as agent for the Lenders.
          4. Agreements. All agreements that are contemplated to be executed and implemented in connection with the Amended
Plan, as provided for in Article IX of the Amended Plan, including, among other things, the New Credit Agreement
(including all agreements annexed thereto or to be executed in connection therewith), the Partnership Agreement, the Subscription Agreement, the Real Property Collateral Documents, and the Management Agreement (collectively, the "Agreements") are in the best interests of the Debtors' Estates and shall be, and hereby are, approved in their entirety, and the Debtors, NewCo, the Discount Note Holders (including Water Street), and every other holder of a Claim or Equity Interest, their successors, transferees and assigns, are hereby authorized and directed to take any and all actions that may be reasonable or necessary to consummate the Agreements.
          5.   Effective Date.  The Effective Date of the
Amended Plan shall be, and hereby is, the first Business Day on which all the conditions in Section 9.1 of the Amended Plan, have either been satisfied or waived, unless extended by agreement of (i) the Debtors, (ii) ML Opportunity, and (iii) Discount Note Holders holding as least a majority in principal amount of the Discount Notes.
          6. Effect of Withdrawal or Revocation. In the event that the Effective Date does not occur, then the Amended Plan shall be deemed null and void, and in such event nothing contained in the Amended Plan shall be deemed to constitute a waiver or release of any Claims or Equity Interests by or against the Debtors or any Person or to prejudice in any manner the rights of the Debtors or any Person in any further proceedings involving the Debtors.
          7.   Termination of Certain Agreements.  On the
Effective Date, the Exchange Agreement, the Indenture, and the Amended Credit Agreement and all agreements and documents relating thereto shall be terminated.
          8.   Substantive Consolidation.  On the Effective
Date, Holdings and Maryland Cable shall be, and hereby are, deemed substantively consolidated. Accordingly, on the Effective Date: (i) all intercompany Claims and Equity
Interests by, in and among the Debtors and/or their non-Debtor affiliates will be eliminated; (ii) except as otherwise provided in the Amended Plan all assets and all proceeds thereof and all liabilities of the Debtors will be treated as though they were pooled; (iii) any obligation of either Debtor and all guarantees executed by, or joint liability of, any of the Debtors will be deemed to be one obligation of the consolidated Debtors; (iv) any Claims filed or to be filed in connection with any such obligation guaranteed, or joint liability, will be deemed one
Claim against the consolidated Debtors; (v) each and every Claim filed in the individual case of any of the Debtors will be deemed filed against the consolidated Debtors in the consolidated case; and (vi) for purposes of determining the availability of the right of set-off under Section 553 of the Bankruptcy Code, the Debtors shall be treated as one entity so that, subject to the other provisions of Section 553 of the Bankruptcy Code, debts due to any of the Debtors may be set-off against the debts of any of the Debtors.
          9. Extinguishment of Guarantees. On the Effective Date, all Claims based upon guarantees of collection, payment or performance, or joint liability of one or more Debtors, as to the obligations of any other Debtor, shall be discharged, released and of no further force and effect.
          10.  Consolidated Debtors' Rights.  On the
Confirmation Date, pursuant to the provisions of Section 1141(b) of the Bankruptcy Code, all property, assets and rights and interests related thereto of each of the respective Debtors shall automatically vest in the consolidated Debtors and the consolidated Debtors shall be authorized and empowered to take or cause to be taken all actions necessary to enable them, as consolidated, to implement effectively the provisions of the Amended Plan.
          11.  Exchanges on Liquidation.  On the Effective Date:
(i) each Discount Note Holder shall transfer and assign to NewCo all of its Discount Notes (including the right to receive any accrued interest thereon) and all of its Class B Shares in exchange for its Pro Rata share of the Discount Note Holders' Designation; (ii) ML Opportunity shall transfer and assign to NewCo the PIK Notes, the Deferred Fees, and other Claims against either or both of the Debtors; (iii) all outstanding Equity Interests in Holdings shall be cancelled, annulled and extinguished; (iv) Holdings shall issue 100 shares of common stock to NewCo; (v) the (a) Indenture, (b) Discount Notes, (c)
PIK Notes, and (d) right of ML Opportunity to receive Deferred
Fees and other amounts arising from ML Opportunity's other
Claims against either or both of the Debtors shall all be cancelled, extinguished and annulled, unless otherwise determined by Maryland Cable, NewCo and the holders of at least a majority in principal amount of the Discount Notes; and (vi) Maryland Cable shall be liquidated into Holdings, and Holdings shall be liquidated into NewCo, pursuant to their respective
Plans of Dissolution and Complete Liquidation, in substantially the respective forms which are annexed to the Exchange
Agreement. Upon effectuation of the foregoing, all of the assets of the Debtors and all rights, title, and interests associated therewith, shall be assigned to NewCo, free and clear of all liens, Claims and encumbrances, except for those liens, Claims, encumbrances and liabilities that are not discharged or that are created pursuant to the terms of the Amended Plan.
          12.  Distributions.  In accordance with Articles V and
VI of the Amended Plan, NewCo, or such Person designated under the Amended Plan or by NewCo and approved by the Court, shall, and hereby is, authorized and directed to, on the Effective Date or such other date as specified in the Amended Plan (or as soon thereafter as is practicable), (i) make the Cash payments
(except that Cash payments may be made earlier than the Effective Date to holders of Allowed Claims in Class 3); (ii) make the Pro Rata distributions of the Discount Note Holders' Designation to the holders of Allowed Claims in Class 4; (iii) issue the Replacement Notes to the holders of Allowed Claims in Class 2A, in accordance with and to the extent provided for in the New Credit Agreement and the Amended Plan; and (iv) issue the Preferred Limited Partnership Interests on a pro rata basis to the subscribers pursuant to the Subscription Agreement.
Water Street, the Subscribers, if any, and ML Opportunity, shall and are hereby authorized and directed to exercise the Put and Call (and make the Cash payments provided for therewith) as set forth in Section 5.3 of the Amended Plan. Distributions of Cash and Limited Partnership Interests pursuant to the Amended Plan shall be effectuated when NewCo or its designee receives all applicable documentation requested of holders of Allowed Claims and Equity Interests pursuant to the Amended Plan.
          13. Exemption from Securities Laws. The exemption from securities laws set forth in Section 1145 of the Bankruptcy Code is applicable to the issuance or pledge of all securities to be distributed under the Amended Plan, including, without limitation, the respective stock issued by Holdings, the NewCo General Partner and HoldingCo., and the Partnership interests issued by NewCo.
          14. Discharge. Except as otherwise expressly provided in Section 1141 of the Bankruptcy Code or the Amended Plan, the distributions made pursuant to the Amended Plan will be in full and final satisfaction, settlement, release and discharge as against the Debtors, of any debt that arose before the Confirmation Date and any debt of a kind specified in Sections 502(g), 502(h) or 502(i) of the Bankruptcy Code and all Claims and Equity Interests of any nature, including, without limitation, any interest accrued thereon from and after the Filing Date, whether or not (i) a proof of Claim or Equity
Interest based on such debt, obligation or interest is filed or deemed filed under Section 501 of the Bankruptcy Code, (ii) such Claim or Equity Interest is allowed under Section 502 of the Bankruptcy Code or (iii) the holder of such Allowed Claim or Equity Interest has accepted the Amended Plan. Therefore, upon the Effective Date, all Claimants holding Claims against the Debtors, including, without limitation, non-Debtor affiliates of the Debtors, and holders of Equity Interests of the Debtors shall be precluded from asserting against the Debtors or NewCo, or any of their assets or properties, before or after the transfer to NewCo, any other or further Claims or Equity
Interests based upon any act or omission, transaction or other activity of any kind or nature that occurred prior to the Effective Date, and this Order shall permanently enjoin said Claimants and holders of Equity Interests, their successors and assigns, from enforcing or seeking to enforce any such Claims or Equity Interests.
          15. Extinguishment of Liens. Except as otherwise specifically provided for in the Amended Plan, upon payment or distribution in full satisfaction of an Allowed Secured Claim, all liens respecting such Claim shall be deemed extinguished and of no further force and effect.
          16. Releases. On the Effective Date, (i) each of the Discount Note Holders, ML Opportunity and the Lenders shall be deemed to have granted general releases in favor of Maryland
Cable, NewCo, and Holdings, (ii) Maryland Cable, NewCo, and Holdings shall be deemed to have granted general releases in favor of ML Opportunity, each of the Discount Note Holders and the Lenders, (iii) each of the Discount Note Holders shall be deemed to have granted a general release in favor of the Lenders and ML Opportunity, except that the release shall exclude any actions by ML Opportunity in the management of Maryland Cable of a type that if such action had been taken by the general partner of ML Opportunity, the general partner would not have been entitled to indemnification for such action under the existing partnership agreement of ML Opportunity, (iv) ML Opportunity shall be deemed to have granted general releases in favor of each of the Discount Note Holders and the Lenders, (v) the Lenders shall be deemed to have granted general releases in favor of ML Opportunity and the Discount Note Holders, (vi) the Lenders, other than ML Cable, shall be deemed to have granted general releases in favor of ML Cable, and (vii) ML Cable shall be deemed to have granted general releases in favor of the other Lenders. Notwithstanding anything contained herein to the contrary, the releases provided in Section 6.9 of the Amended
Plan shall be only for acts and omissions up to the Effective
Date.
          17. Full and Final Satisfaction. All payments and all distributions under the Amended Plan shall be in full and final satisfaction, settlement, release and discharge of all Claims and Equity Interests against the Debtors.
          18. Taxes. All transfers of property set forth in paragraphs 11 and 12 of this Order and Sections 5.1, 5.2, 5.3, and 6.2 of the Amended Plan, and all prior and subsequent sales or transfers of property made pursuant to or in connection with the implementation of the Amended Plan shall be, and hereby are, deemed to be transfers under the Amended Plan and therefore, free from the imposition of taxes of the kind specified in Bankruptcy Code Section 1146(c).
          19.  Duties and Responsibilities.  The Debtors and
NewCo hereby are, authorized and directed to perform their respective duties and responsibilities pursuant to the Amended Plan.
          20. Consummation of the Amended Plan. In accordance with Section 1142 of the Bankruptcy Code, the implementation and consummation of the Amended Plan in accordance with its terms shall be, and hereby is, authorized and approved, including, without limitation, the execution and delivery of all documents, instruments, and agreements to be entered into pursuant to the terms of the Amended Plan.
          21.  Implementation of the Amended Plan.  In
accordance with Section 1142 of the Bankruptcy Code, the Debtors, the Lenders, NewCo, the Discount Note Holders
(including Water Street), and every other holder of a Claim or Equity Interest, their successors, transferees and assigns, shall be, and hereby are, authorized, empowered and directed to issue, deliver, file and record any document, and to take any action necessary or appropriate to implement, effectuate and consummate the Amended Plan in accordance with its terms, whether or not any such document is specifically referred to in the Amended Plan or any exhibit thereto and without further application to or order of this Court.
          22. Ratification of Actions. All actions effected by the Debtors pursuant to Court order during the period commencing on the Filing Date and ending on the Confirmation Date and such other transactions as of the Effective Date which have been taken pursuant to the Amended Plan in implementation thereof are hereby ratified.
          23. Transfers Effective. In accordance with and subject to Section 10.2 of the Amended Plan, all of the transfers and conveyances of assets and property of the Debtors' estates provided for in the Amended Plan and in the related documents, including, without limitation, the Agreements, will be deemed made as of the Effective Date without any further action on the part of the Debtors, NewCo, the Discount Note Holders, Citibank, as agent for the Lenders, any Claimant, or any holder of an Equity Interest, and will be valid and effective as of the Effective Date without any requirement of filing or recording of documents of conveyances, and without any approvals or consents from governmental entities (except applicable consents from state municipal and political subdivisions franchising authorities and their successors and assigns and the FCC) or any other Persons and without regard to any errors, deficiencies or omissions in the legal descriptions of any property so to be transferred. The Debtors, NewCo, the Banks, the Discount Note Holders, and other parties making such transfers or conveyances may seek to obtain all governmental approvals or consents which they determine are desirable in a timely manner. The provisions set forth in Section 10.2 of the Amended Plan shall be binding on the Debtors, NewCo, the Banks and all other parties in interest.
          24.  Executory Contracts and Unexpired Leases.
Subject to the provisions of Section 10.2, as of the Effective Date, all executory contracts and unexpired leases shall be deemed assumed by the Debtors and assigned by the Debtors to NewCo pursuant to Sections 365 and 1123 of the Bankruptcy Code.
In accordance with Section 1123(a)(5)(G) of the Bankruptcy Code, by the Effective Date or as soon as practicable thereafter, all defaults, if any, under any executory contract or unexpired lease shall be assumed pursuant to Section 8.1 of the Amended
Plan and shall be cured by (i) the Cash payment of only those amounts set forth in proofs of Claim or where no such Claim has been filed, as determined by the Debtors, or (ii) on such terms as agreed to in writing between the Debtors and such Claimants.
          25. Injunction of Actions. From and after the Confirmation Date, all holders of Claims and Equity Interests shall be enjoined from commencing or continuing in any court any suit, action or other proceeding seeking to hold any of the Debtors, NewCo and their respective professionals to any of the foregoing for any act or failure to act in any respect related to the Reorganization Cases or the Debtors' management of the Reorganization Cases. In addition, all Persons shall be permanently enjoined on and after the Confirmation Date (i) from commencing or continuing in any manner any action or other proceeding of any kind with respect to any Claim or Equity
Interest against the Debtors, NewCo, or their property;
(ii) from enforcing, attaching, collecting or recovering by any manner or means, any judgment, award, decree, or order against the Debtors, NewCo or their property; (iii) from creating, perfecting or enforcing any encumbrance of any kind against the Debtors, NewCo or against their property; (iv) from asserting any set-off, right of subrogation, indemnification, contribution or recoupment of any kind against any obligation due the Debtors, NewCo or their property; and (v) from performing any act, in any manner, in any place whatsoever, that does not conform to or comply with the provisions of the Amended Plan and orders of the Court.
          26. Automatic Stay. The automatic stay of Section 362(a) of the Bankruptcy Code shall continue and remain in full force and effect, pursuant to Section 362(c) of the Bankruptcy Code, (i) with respect to the stay of an act against any and all property of the Debtors unless and until such property is no longer property of the Estates of the Debtors, (ii) with respect to any other act until such time as a Final Order is entered by the Court with respect to the Debtors, or (iii) unless and until the Court enters an order pursuant to Section 362(d) of the Bankruptcy Code granting relief from the automatic stay upon application on appropriate notice and hearing for cause shown.
          27. Conduct of Business. Until the Effective Date, Maryland Cable is hereby authorized and directed to operate its business in the ordinary course consistent with its prior practices taking into consideration the occurrence of the Filing Date and its impact thereon, except as contemplated by the Amended Plan and except for changes required by or resulting from The Cable Television Consumer Protection and Competition
Act of 1992, the Bankruptcy Code or the Federal Rules of
Bankruptcy Procedure.
          28.  Jurisdiction.  From and after the Confirmation
Date and until such time as all payments and distributions required to be made and all other obligations required to be performed under the Amended Plan have been made and performed by the Debtors or NewCo, this Court shall retain such jurisdiction as is legally permissible, including, but not limited to, the following purposes:
               (1) To hear and determine any and all objections to the allowance of a Claim or Equity Interest, to liquidate any Disputed Claims, and to determine any controversy as to the classification of Claims or Equity Interests or the Reserve;
               (2) To hear and determine any and all motions, applications, adversary proceedings or contested matters pending on the Confirmation Date;
               (3)  To hear and determine any and all
applications by Professionals for compensation and reimbursement of expenses;
               (4) To hear and determine any and all pending applications for the rejection and disaffirmance of executory contracts and unexpired leases and fix and allow any Claims resulting therefrom;
               (5) To enable the Debtors, NewCo, or any party acting on behalf of NewCo, to prosecute any and all proceedings which have been or may be brought prior to the Effective Date to set aside liens or encumbrances and to recover any transfers, assets, properties or damages to which the Debtors (or NewCo) may be entitled under applicable provisions of the Bankruptcy
Code or any other federal, state or local laws except as may be waived pursuant to the Amended Plan;
               (6) To liquidate any disputed, contingent or unliquidated Claims or Equity Interests;
               (7)  To enforce the provisions of the Amended
Plan and the injunction and releases provided for in Sections
6.9 and 6.24 of the Amended Plan;
               (8) To correct any defect, cure any omission, or reconcile any inconsistency in the Amended Plan or in this Order as may be necessary to carry out its purpose and the intent of the Amended Plan;
               (9) To hear and determine any and all actions pursuant to Sections 544, 547, 548 and 550 of the Bankruptcy
Code to set aside and recover (if applicable) any transfers determined to be preferential or fraudulent;
               (10) To determine any Tax Claim which the Estates may incur as a result of the transactions contemplated herein;
               (11) To determine such other matters as may be provided for pursuant to this Order or as may be authorized under the provisions of the Bankruptcy Code;
               (12) To resolve any and all disputes that may arise under the Amended Plan; and
               (13) To hear and determine any and all
administrative matters that may arise in closing these cases.
          Notwithstanding Section 1141 of the Bankruptcy Code, this Court shall retain jurisdiction over these Reorganization Cases as is legally permissible, including, without limitation, jurisdiction as is necessary to ensure that the purpose and intent of the Amended Plan are implemented, except to the extent inconsistent with Section 10.2 of the Amended Plan.
          29. Franchises. Notwithstanding anything to the contrary herein or in the Amended Plan (including, but not limited to Sections 6.7, 6.12, 8.1, 9.1 and 10.1 of the Amended
Plan), all matters relating to the assumption and/or assignment of the cable television system franchises, to which the Debtors are parties, and any matters relating to the regulation of the cable franchise and regulation of the facilities and services of the cable franchise system, shall not be subject to or affected by the jurisdiction of the Court or any federal bankruptcy laws, the Plan or these Chapter 11 cases, but shall be subject only to applicable non-bankruptcy laws including federal, state and local laws, regulations, ordinances and franchises governing the regulation and franchising of the cable television systems.
This provision shall not apply in the event that NewCo or any successor of NewCo seeks or is subject to relief sought under the Bankruptcy Code or other similar state or federal laws in any subsequent case under the Bankruptcy Code or other similar proceedings under other state or federal laws.
          30. Modification or Amendment. After Confirmation, the Amended Plan may be further amended as provided for in
Section 1127 of the Bankruptcy Code if, in the opinion of this Court, the modification does not materially and adversely affect the interests of holders of Claims and Equity Interests.
However, if the modification materially and adversely affects holders of Claims and Equity Interests, then a hearing must be held before this Court with respect to such modifications on such notice and pursuant to such other requirements as set forth in a further order of this Court.
          31. Retention of Professionals. Subsequent to the Confirmation Date, the Debtors are hereby authorized, to retain the services of attorneys, accountants and other agents necessary to assist and advise them in the performance of their duties.
          32. Payment of Professional Fees and Expenses. The Debtors are hereby authorized to pay, in the ordinary course and without further order of this Court, all Professional Fees and expenses for services rendered in connection with these Reorganization Cases and the Amended Plan, including those relating to the resolution of Disputed Claims, incurred after the Confirmation Date.
          33. Final Fee Applications. All final applications for Professional Fees for services rendered prior to the Confirmation Date in connection with these Reorganization Cases and the Amended Plan and all applications for compensation and reimbursement made pursuant to Sections 503(b)(3), (4), or (5) of the Bankruptcy Code, shall be filed with this Court within sixty (60) days after the Confirmation Date. Each such application shall comply with the applicable provisions of the Bankruptcy Code, the Federal Rules of Bankruptcy Procedure, the Local Bankruptcy Rules and the Guidelines for Fees and Disbursements for Professionals in the Southern District of New York, and shall set forth, among other things, (i) the name and address of the applicant; (ii) the nature of the professional or other services rendered and expenses for which reimbursement is requested for all periods from the date the particular applicant was retained through the date of such application, including the nature of services contemplated to be rendered by the applicant from the date of the application to and including the final fee hearing; (iii) the amount of compensation and reimbursement of expenses requested, including an estimation of amounts of compensation and reimbursement of expenses for the period from the date of the application to and including the final fee hearing; (iv) whether any payments have been received on account and, if so, the amount thereof; and (v) the amounts of compensation and reimbursement of expenses previously allowed by the Court, if any.

          34. Notice. Notice of entry of this Order, shall be, and hereby is, deemed sufficient if served by first class mail upon all persons having (i) filed a notice of appearance herein within twenty (20) days from the date hereof, and (ii) appeared at the Confirmation Hearing.
Dated:    New York, New York
          May 2, 1994






                         /s/ Burton R. Lifland
                         CHIEF UNITED STATES BANKRUPTCY JUDGE